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                                                                      EXHIBIT 11


                    CTB International Corp. and Subsidiaries
                     Pro Forma Net Income Per Common Share
                 Three Months Ended September 30, 1997 and 1996
                                 (In thousands)

                                                                   Three Months Ended       Nine Months Ended
                                                                      September 30,            September 30,
                                                                  --------------------     --------------------
                                                                    1996        1997         1996        1997
                                                                  --------    --------     --------    --------
Net income                                                         $ 3,901     $ 6,375      $ 6,940     $11,942
                                                                   =======     =======      =======     =======

Pro forma common equivalent shares (1)                              12,925      12,925       12,925      12,925
    Convertible preferred shares                                        --          --           --          --
    Stock options                                                      414         414          414         414
                                                                   -------     -------      -------     -------
    Total pro forma average common and common
      equivalent shares outstanding                                 13,339      13,339       13,339      13,339
                                                                   =======     =======      =======     =======
Pro forma net income per common and common equivalent share (1)    $  0.29     $  0.48      $  0.52     $  0.90
                                                                   =======     =======      =======     =======

(1) Pro forma net income per common and common equivalent share is calculated by dividing net income by the pro forma weighted average common and common equivalent shares outstanding, after giving effect to the following transactions as if they had been completed on January 1, 1996:
    (i) the Stock Split, (ii) the Preferred Stock Exchange, (iii) the Preferred Stock Redemption and (iv) the Offering.